Exhibits 5.1 and 23.1

July 22, 2023

Deep Green Waste & Recycling, Inc.

13110 NE 177th Place, Suite 293

Woodinville, WA 98072

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for Deep Green Waste & Recycling, Inc., a Wyoming corporation (the “Company”), in connection with the proposed public offering of up to 3,350,000 shares of the common stock, $0.001 par value per share (“Common Stock”), of the Company by the selling shareholders listed in Exhibit A, attached hereto (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1 (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about July 12, 2023.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Wyoming;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 3,350,000 shares that are currently issued and outstanding and being offered by the Selling Shareholders are legally, issued, fully paid and non-assessable and 633,333,334 shares of common stock issuable upon conversion of the subject convertible notes and exercise of the subject warrants will be legally issued, fully paid and non-assessable when offered by the Selling Shareholders under the Registration Statement, pursuant to the laws of the State of Wyoming and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Law Offices of Gary L. Blum

/s/ Gary L. Blum, Esq.
Gary L. Blum, Esq.

Exhibit A

Name	Shares
David A. Bradford	600,000
Lloyd Spencer	600,000
Billy R. Edmonds	600,000
Jimmy Wayne Anderson	280,000
James Russell Street	280,000
Larry Pittenger	280,000
William Edmonds	280,000
Natalie McHugh	280,000
James Tomlins	150,000
TOTAL	3,350,000